Exhibit 4.2

DESCRIPTION OF SECURITIES

The following description is based on relevant portions of Delaware law and on our Agreement and Declaration of Trust (“Declaration of Trust”) and bylaws. This summary is not necessarily complete, and we refer investors to Delaware law and our Declaration of Trust and bylaws, each of which is filed as an exhibit to our Annual Report on Form 10-K of which this exhibit is part, for a more detailed description of the provisions summarized below.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

The terms of the Declaration of Trust authorize an unlimited number of common shares of any class, par value $0.001 per share (“Shares”), and an unlimited number of preferred shares, par value $0.001 per share. The Declaration of Trust provides that our board of trustees (the “Board”) may from time to time, without a vote of the shareholders, divide, reclassify or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. There is currently no market for the Shares, and we can offer no assurances that a market for the Shares will develop in the future. We do not intend for the Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Shares. No Shares have been authorized for issuance under any equity compensation plans. Shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for-profit corporations incorporated under the Delaware General Corporation Law, 8 Del. C. § 101, et. seq. The Declaration of Trust provides that no shareholder shall be subject in such capacity to any personal liability whatsoever to any person or entity in connection with our assets or our acts, obligations or affairs. None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of us or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board in setting the terms of any class or series of Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

We are offering three separate classes of common shares, designated as “Class S Shares”, “Class D Shares” and “Class I Shares”. While we presently intend to offer three classes of Shares, we may offer other classes of Shares in the future or may vary the characteristics of the Class S Shares, Class D Shares and Class I Shares described herein, subject to approval by our Board and, to the extent required under the 1940 Act or any applicable exemptive relief, by the shareholders of the affected class or classes.

Common Shares

Under the terms of the Declaration of Trust, all Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Dividends and distributions may be paid to the holders of Shares if, as and when authorized by the Board and declared by us out of funds legally available therefor. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. In the event of our liquidation, dissolution or winding up, each of our Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities in accordance with applicable law and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each whole Share will be entitled to one vote (and each fractional Share will be entitled to a proportionate fractional vote) on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board in setting the terms of classified or reclassified Shares, and subject to the express terms of any class or series of preferred shares, the holders of our Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each trustee will be elected by a plurality of the votes cast with respect to such trustee’s election except in the case of a “contested election” (as defined in our Declaration of Trust), in which case trustees will be elected by a majority of the votes cast in the contested election of trustees.

Class S Shares

Neither we nor the Placement Agent will charge upfront selling commissions for sales of any Class S Shares; however, if you purchase Class S Shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 3.5% cap on net asset value for Class S Shares.

Subject to FINRA limitations on underwriting compensation, we will pay a shareholder servicing and/or distribution fee equal to 0.85% per annum of the aggregate net asset value for the outstanding Class S Shares, including any Class S Shares issued pursuant to our DRIP, calculated based on the net asset value as of the beginning of the first calendar day of each applicable fiscal quarter (or such other period as the Adviser may determine from time to time, in each case calculated as of the beginning of the first calendar day of such period) and payable quarterly in arrears. The shareholder servicing and/or distribution fees will be payable to the Placement Agent, but the Placement Agent anticipates that all or a portion of the shareholder servicing and/or distribution fees will be retained by, or reallowed (paid) to, Selling Agents.

Class D Shares

Neither we nor the Placement Agent will charge upfront selling commissions for sales of any Class D Shares; however, if you purchase Class D Shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 1.5% cap on net asset value for Class D Shares.

Subject to FINRA limitations on underwriting compensation, we will pay a shareholder servicing and/or distribution fee equal to 0.25% per annum of the aggregate net asset value for the Class D Shares, including any Class D Shares issued pursuant to our DRIP, calculated based on the net asset value as of the beginning of the first calendar day of each applicable fiscal quarter (or such other period as the Adviser may determine from time to time, in each case calculated as of the beginning of the first calendar day of such period) and payable quarterly in arrears. The shareholder servicing and/or distribution fees will be payable to the Placement Agent, but the Placement Agent anticipates that all or a portion of the shareholder servicing and/or distribution fees will be retained by, or reallowed (paid) to, Selling Agents.

Class I Shares

Neither we nor the Placement Agent will charge upfront selling commissions or shareholder servicing and/or distribution fees for sales of any Class I Shares and financial intermediaries will not charge you transaction or other such fees on Class I Shares.

Exchange of Shares Between Classes

A shareholder may exchange Shares for another Class of Shares of ours, provided such shareholder meets the eligibility requirements for the Share class it is exchanging into. All exchanges are subject to meeting any investment minimum or eligibility requirements of the new Share class.

Other Terms of Our Shares

We will cease paying the shareholder servicing and/or distribution fee on the Class S Shares and Class D Shares on the earlier to occur of the following: (i) a the listing of our Class I Shares on a national securities exchange (an “Exchange Listing”), (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

In addition, as required by exemptive relief allowing us to offer multiple classes of shares, at the end of the quarter in which the Placement Agent in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to any single share held in a shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Placement Agent or the applicable Selling Agent), we will cease paying the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S Shares and Class D Shares in such shareholder’s account. Compensation paid with respect to the shares in a shareholder’s account will be allocated among each share such that the compensation paid with respect to each individual share will not exceed 10% of the offering price of such share. We may modify this requirement if permitted by applicable exemptive relief. At the end of such quarter, the applicable Class S Shares or Class D Shares in such shareholder’s account will convert into a number of Class I Shares (including any fractional shares), with an equivalent aggregate NAV as such Class S Shares or Class D Shares.

Transferability of Shares

Prior to an Exchange Listing, if any Exchange Listing occurs, shareholders may not sell, assign, transfer or otherwise dispose of (“Transfer”) their Shares unless (i) permitted under the applicable Subscription Agreement, and (ii) they are registered under the Securities Act and any other applicable securities laws or an exemption from such registration is available. Shareholders may not Transfer their Shares without our prior written consent, which we may grant or withhold in our sole discretion.

No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder.

Following an Exchange Listing, if any Exchange Listing occurs, shareholders may be restricted from selling or disposing of their Shares by applicable securities laws or contractually by a lock-up agreement with the underwriters of any public offering of the Shares conducted in connection with an Exchange Listing or otherwise.

Preferred Shares

Under the terms of the Declaration of Trust, the Board is authorized to issue an unlimited number of preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. We do not currently anticipate issuing preferred shares in the near future. In the event we issue preferred shares, we will make any required disclosure to shareholders.

Preferred shares could be issued with terms that would adversely affect the shareholders, provided that we may not issue any preferred shares that would limit or subordinate the voting rights of holders of Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (i) immediately after issuance and before any dividend or other distribution is made with respect to Shares and before any purchase of Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to sixty-six and two-thirds percent (66 2/3%) of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (ii) the holders of shares of preferred shares, if any are issued, must be entitled as a class to elect two trustees at all times and to elect a majority of the trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities. The issuance of any preferred shares must be approved by a majority of the Independent Trustees not otherwise interested in the transaction.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

The Declaration of Trust provides that, to the fullest extent permitted by applicable law, none of our officers or trustees shall be subject in such capacity to any personal liability whatsoever to any person or entity, save only liability to us or our shareholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his or her duty to such person or entity.

We will indemnify each person who at any time serves as a trustee, controlling person, officer or employee of us (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while acting in any capacity set forth in Article V of our Declaration of Trust by reason of his or her having acted in any such capacity; provided, however, that no indemnitee shall be indemnified against any liability to any person or any expense of such indemnitee arising by reason of bad faith, willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of his or her position.

Under the indemnification provision of the Declaration of Trust, expenses (including attorneys’ fees) incurred by each indemnified person in defending any action, suit or proceeding for which they may be entitled to indemnification shall be paid in advance of the final disposition of the action, suit or proceeding. However, any such indemnification or payment or reimbursement of expenses will be subject to the applicable requirements of the 1940 Act.

So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act and by any applicable valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any trustee or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her bad faith, willful misfeasance, gross negligence or reckless disregard. In addition, we have obtained or intend to obtain liability insurance for our officers and trustees.

Organization and Duration

We were formed in Delaware on May 23, 2024 as a statutory trust and will remain in existence until dissolved and terminated in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, our purpose is to conduct, operate and carry on the business of a business development company within the meaning of the 1940 Act. In furtherance of the foregoing, it shall be our purpose to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a business development company regulated under the 1940 Act and which may be engaged in or carried on by a statutory trust formed under the Delaware Statutory Trust Act, and in connection therewith we shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust.

The Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. The Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; the Board may, without shareholder action, amend the Declaration of Trust to divide the Board into multiple classes. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Trustees; Removal; Vacancies

The Declaration of Trust provides that the number of trustees will be determined by a majority of the trustees then in office. A majority of the trustees then in office may at any time increase or decrease the number of trustees; provided, that the number of trustees may not be less than three or more than fifteen. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by the Board in setting the terms of any class or series of preferred shares, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. A majority of the remaining Independent Trustees or the sole remaining Independent Trustee will nominate replacements for any vacancies among the Independent Trustees’ positions.

The Declaration of Trust provides that a trustee may be removed only for cause and only by a majority of the remaining trustees (or in the case of the removal of a trustee who is not an “interested person” as defined in the 1940 Act, a majority of the remaining trustees who are not interested persons).

Initially, we have a total of five trustees on the Board, three of whom are Independent Trustees. The Declaration of Trust provides that a majority of the Board must be Independent Trustees except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of his or her successor.

Action by Shareholders

The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, we are not required to hold annual meetings of shareholders and do not intend to do so. Special meetings of shareholders shall be called by the Board and certain of our officers. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (i) pursuant to our notice of the meeting or (ii) by the Board.

Amendment of the Declaration of Trust; No Shareholder Approval

The Board may, without shareholder vote, amend or otherwise supplement the Declaration of Trust. Shareholders shall only have the right to vote: (i) on any amendment to the amendment provision of the Declaration of Trust; (ii) on any amendment that would materially adversely affect the powers, preferences or special rights of the Shares as determined by the Board in good faith; and (iii) on any amendment submitted to them by the Board. In addition, notwithstanding anything to the contrary in the Declaration of Trust, in connection with an Exchange Listing, if any, the Board may, without the approval or vote of the shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation to divide the Board into multiple classes, to permit annual meetings of shareholders, to impose advance notice provisions for the bringing of shareholder nominations or proposals, to impose super-majority approval for certain types of transactions, to impose “control share” type provisions and to otherwise add provisions that may be deemed adverse to shareholders. Recent federal court precedent has found that control share acquisition provisions are not consistent with the 1940 Act, and we have been advised by the SEC staff that, in their view, the no-action position expressed by the SEC in the Staff Statement on Control Share Acquisition Statutes, dated May 27, 2020, does not extend to business development companies, such as us, that are organized in Delaware, which does not have a specifically applicable control share acquisition statute. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board present (a quorum being present) at a meeting for adoption or, without a meeting, written consent to the amendment by the number of trustees required for approval at a meeting of the trustees at which all of the trustees are present and voted.

The Declaration of Trust provides that the Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Merger, Conversion, Sale or Other Disposition of Assets

The Board may, without the approval of shareholders, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The Board also may, without the approval of shareholders, cause and approve a merger, conversion or other reorganization of us. For example, upon consummation of an Exchange Listing, if any, the Board may cause us to reorganize as a Delaware corporation. The Board may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without shareholder approval. Shareholders are not entitled to dissenters’ rights of appraisal under the Declaration of Trust or applicable Delaware law in the event of a merger, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the 1940 Act.

Derivative Actions

Under Delaware law and the Declaration of Trust, no person who is not a shareholder, other than a trustee, shall be entitled to bring any derivative action, suit or other proceeding on our behalf. No shareholder may maintain a derivative action on our behalf unless holders of at least fifty-one percent (51%) of the outstanding Shares, as disclosed in the Declaration of Trust, join in the bringing of such action.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Act, a shareholder may bring a derivative action on our behalf only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Act); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel and other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse us for the expense of any such counsel and advisors in the event that the Board determines not to bring such action. The conditions on a shareholder’s ability to bring a direct or derivative action do not apply to claims arising under the federal securities laws. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand.

In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each shareholder agrees that any claim that affects all our shareholders or any series or class equally, that is, proportionately based on their number of Shares or shares in such series or class, must be brought as a derivative claim subject to the derivative actions section of the Declaration of Trust irrespective of whether such claim involves a violation of the shareholder’s rights under the Declaration of Trust or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim (and regardless, in each case, of whether such claims sound in tort, fraud or otherwise, or are based on common law, statutory, equitable, legal or other grounds).

Conflicts with 1940 Act

The Declaration of Trust provides that if any provision of the Declaration of Trust conflicts with the 1940 Act, the regulated investment company provisions of the Code or with any other applicable laws and regulations, the applicable provisions of the 1940 Act, the Code or such other laws and regulations will control.

Exclusive Forum

The Declaration of Trust provides that each trustee, each officer and, except as otherwise agreed in writing by us, the Adviser or affiliates of the Adviser, each person legally or beneficially owning a Share or an interest in one or more of our Shares (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to us, the Delaware Statutory Trust Act, the Declaration of Trust, or our bylaws (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or our bylaws, or (B) our duties (including fiduciary duties), obligations or liabilities to the shareholders or the Board, or of officers or trustees to us, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, us, the officers, the Board or the shareholders, or (D) any provision of the Delaware Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to us pursuant to Section 3809 of the Delaware Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Act, the Declaration of Trust, or our bylaws relating in any way to us (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under the Declaration of Trust, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. However, these exclusive forum provisions do not apply to claims arising under the federal securities laws, including the 1940 Act.